EXHIBIT 99.1

Contacts:	American Pharmaceutical Partners, Inc.
Nicole Williams
Chief Financial Officer
(847) 330-1368

Robert Jaffe/Rob Whetstone
PondelWilkinson Inc.
(323) 866-6050

AMERICAN PHARMACEUTICAL PARTNERS REPORTS

FIRST QUARTER NET SALES OF $89 MILLION AND EPS OF $0.16

First Quarter 2004 Highlights:

•	Net sales increased 10% to $89.2 million

•	Net income of $11.8 million, or $0.16 per diluted share, after incurring anticipated ABRAXANE™ pre-launch expense of $7.1 million, or $0.06 per diluted share

•	20 ANDAs pending at FDA

ABRAXANE™ Highlights:

•	NDA filing for ABRAXANE for metastatic breast cancer completed March 8, 2004

•	Three abstracts accepted for presentation at upcoming ASCO annual meeting in June

Conference call scheduled for 11:30 a.m. EDT, Wednesday, April 21, 2004; Simultaneous webcast available at www.appdrugs.com and www.fulldisclosure.com

SCHAUMBURG, IL – April 21, 2004 – American Pharmaceutical Partners, Inc. (NASDAQ: APPX), today reported net sales of $89.2 million for the first quarter ended March 31, 2004, an increase of 10% over net sales of $81.3 million in the 2003 first quarter. After planned expenses of $7.1 million, equal to $0.06 per diluted share, related to pre-launch activities for ABRAXANE, 2004 first quarter net income was $11.8 million, or $0.16 per fully diluted share, compared with $17.1 million, or $0.23 per fully diluted share, in the 2003 first quarter.

“We are pleased that 2004 first quarter financial results are in line with our previously provided 2004 guidance, despite a planned, yet longer-than-expected, plant shutdown to upgrade our manufacturing capabilities and facilities to maintain a high level of cGMP compliance,” said Patrick Soon-Shiong, M.D., chairman, president and chief executive officer of American Pharmaceutical Partners.

The first quarter sales increase was driven primarily by new product launches during the past 12 months, unit sales growth for certain products and strong demand for anti-infective products, partially offset by the impact of the extended plant shutdown and price erosion on certain products. First quarter gross margin, as a percent of net sales, was 49.8%, versus 56.7% in the 2003 first quarter, reflecting the anticipated price declines on several products and the extended plant shutdown.

First quarter operating expenses totaled $25.6 million, an increase of $7.8 million, of which $7.1 million related to ABRAXANE pre-launch expenses, over the prior year quarter. Excluding ABRAXANE pre-launch expenses, first-quarter 2004 operating expense comprised 20.7% of sales as compared to 21.8% of sales in the 2003 first quarter.

On March 8, 2004, American BioScience (ABI) completed the filing of a New Drug Application (NDA) to the U.S. FDA for ABRAXANE™, for the treatment of metastatic breast cancer. The NDA was submitted under the FDA’s Fast Track designation, which was designed to facilitate the development of drugs for which there is an unmet medical need. The company said that FDA is expected to respond to ABI within 60 days of the filing date regarding whether the NDA has been accepted for filing.

Three abstracts have been accepted for presentation at the upcoming annual meeting of the American Society of Clinical Oncology (ASCO) to be held in early June in New Orleans, LA.

Cash and cash equivalents were $54.3 million at March 31, 2004 compared with $58.6 million at December 31, 2003.

2004 Outlook – Forward Looking Information

American Pharmaceutical Partners’ reiterated its 2004 outlook as follows:

•	APP continues to expect that in 2004 base product sales will grow in excess of 20% over 2003, with the growth substantially driven by anticipated product launches in the third and fourth quarters, including the launch of two products for which the company has obtained tentative approvals, Fluconazole and Carboplatin, pending only expiration of the innovator patents;

•	Gross margins for the base business for the year are expected to be in the low to mid 50% range;

•	APP is preparing for potential approval of the ABRAXANE™ NDA and an assumed fourth-quarter product launch. The company anticipates ABRAXANE™ related expenses to be approximately $40 million over 2004. In addition, APP expects to expense the $10 million milestone payment upon FDA’s acceptance of the ABRAXANE™ NDA filing, and to pay the $15 million milestone payment 30 days following FDA’s approval of the NDA. The FDA approval milestone would be capitalized and amortized over the estimated life of the product.

Conference Call Information and Forward-Looking Statements

On Wednesday, April 21, 2004, the company will host a conference call with interested parties beginning at 11:30 a.m. (EDT) to review the results of operations for the first quarter ended March 31, 2004. Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements and clinical or FDA developments, and any comments the company may make about its future in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.appdrugs.com and www.fulldisclosure.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for one year beginning at approximately 3:00 p.m. (EDT), April 21, 2004.

About American Pharmaceutical Partners, Inc.

American Pharmaceutical Partners, Inc. is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on the oncology, anti-infective and critical care markets. APP has acquired the exclusive North American rights to manufacture and market ABRAXANE™, a proprietary nanoparticle injectable oncology product that has completed Phase III clinical trials for metastatic breast cancer and for which the FDA has granted “Fast Track” designation. The NDA submission was completed in March 2004. The company believes that it has established the only commercial scale protein-engineered nanoparticle manufacturing capability in the United States. For more information, visit APP’s website at www.appdrugs.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, the impact of pharmaceutical industry regulation, the difficulty in predicting the timing or outcome of product development efforts and FDA or other regulatory approvals or actions including the approval of ABRAXANE™, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties, actual results achieved in further Phase II and III trials for ABRAXANE™ may or may not be consistent with results achieved to date, the timing and completion of the ABRAXANE™ filing, the fact that the FDA has not reviewed the Phase III data and may not grant approval on the basis of such data, and other risk factors discussed in the Company’s Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended March 31,
	2004	2003	% Change
Net sales	$89,178	$81,345	10%
Cost of sales	44,791	35,185	27%

Gross profit	44,387	46,160	-4%

Percent to sales	49.8%	56.7%
Operating expenses:
Research and development	7,051	6,076
Selling, general and administrative	18,579	11,320
Other	(69)	318

Total operating expenses	25,561	17,714	44%
Percent to sales	28.7%	21.8%
Income from operations	18,826	28,446	-34%
Percent to sales	21.1%	35.0%
Other income (expense), net	399	460

Income before income taxes	19,225	28,906	-33%
Percent to sales	21.6%	35.5%
Income tax expense	7,456	11,851

Net income	$11,769	$17,055	-31%

Percent to sales	13.2%	21.0%

Net income per share:
Basic	$0.17	$0.24

Diluted	$0.16	$0.23

Weighted - average common shares outstanding:
Basic	70,028	70,134

Diluted	73,110	72,895

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$54,323	$58,625
Accounts receivable, net	29,347	31,402
Inventory, net	119,368	110,384
Prepaid expenses and other	7,004	7,340
Deferred income taxes	7,948	7,948

Total current assets	217,990	215,699

Property, plant and equipment, net	80,820	77,340
Other assets	9,989	10,746

Total assets	$308,799	$303,785

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,816	$26,560
Accrued expenses	23,705	29,120

Total current liabilities	44,521	55,680
Long-term deferred income tax liability	2,044	2,044

Total liabilities	46,565	57,724
Stockholders’ Equity
Common stock	77	77
Additional paid-in capital	205,888	201,009
Amounts due from American BioScience, Inc.	(21,538)	(21,132)
Deferred stock-based compensation	(1,360)	(1,309)
Retained earnings	135,319	123,550
Accumulated other comprehensive income	122	140
Less treasury stock, at cost	(56,274)	(56,274)

Total stockholders’ equity	262,234	246,061

Total liabilities and stockholders’ equity	$308,799	$303,785